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Prospectus Supplement No. 1 Dated November 1, 2000
(To Prospectus Dated October 27, 2000)

                                                               Filed Pursuant to
                                                          Rule 424(b)(3) and (c)
                                                   Commission File No. 333-42522




                                3,010,486 SHARES

                                     [LOGO]

                            KANA COMMUNICATIONS, INC.

                                  COMMON STOCK

                  This Prospectus Supplement No. 1 (the "Prospectus Supplement") supplements our Prospectus dated October 27, 2000 (the "Prospectus") relating to the sale by certain of our current stockholders, or by pledgees, donees, transferees, assignees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"), of up to 3,010,486 shares of our common stock that were issued in connection with our mergers with Business Evolution, Inc. and netDialog, Inc. in December 1999.

                  Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

                  This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING STOCKHOLDERS

                  The table captioned "Selling Stockholders" commencing on page 19 of the Prospectus is hereby amended to reflect the addition of Footnote (5). Footnote (5) below sets forth the transferees of one of our stockholders who were not specifically identified in the

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Prospectus as Selling Stockholders. The Prospectus is hereby amended to include these transferees, identified in Footnote (5), as Selling Stockholders.


                                             Number of Shares of      Percent of Outstanding    Number of Shares of
                                                 Common Stock          Shares Beneficially          Common Stock
       Name of Selling Stockholder            Beneficially Owned              Owned             Registered for Sale
-------------------------------------        -------------------      ----------------------    --------------------
VLG Investments 1999 (1)(5)..........                   13,944                    *                         13,944

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*      Less than one percent.
(1)    Former Business Evolution, Inc. stockholder.
(5) In October 2000, the shares held by VLG Investments 1999 were transferred and distributed to Elias J. Blawie; Kenneth D. Cramer; Cathryn S. Chinn; Laura A. Donald; Craig W. Johnson; Mark A. Medearis; Tae Hea Nahm; Mark
       B. Weeks; Renee R. Deming; Donald M. Keller, Jr.; David C. Lee; Mark Windfeld-Hansen; Christine A. Tomomatsu; Joshua L. Green; Kate West Rowan; Jeffrey Y. Suto; John V. Bautista; Kara Diane Palmer;
       Sonya F. Erickson; Jon Eric Gavenman; Edmund S. Ruffin; Craig E. Sherman; Glen R. Van Ligten; Steven Tonsfeldt; Christopher J. Hurley; Michael A. Morrissey; Mark J. Handfelt; John B. Duncan; Laurel H. Finch; David M. Jargiello; Keith A. Miller; John H. Sellers; Thomas H. Tobiason; Karen L. Chin; and VLG Investments 1999.

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